Arrestage International Inc. Code of Ethics Charter

Exhibit 14.1

June 22, 2017

ARRESTAGE INTERNATIONAL, INC

BOD Resolution: Code of Ethics and Business Conduct

1.
Introduction.

1.1                  The Board of Directors of Arrestage International, Inc. (the "Company") has adopted this Code of Ethics and Business Conduct (the "Code") in order to:

(i)
promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(ii)
promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

(iii)
promote compliance with applicable governmental laws, rules and regulations;

(iv)
promote the protection of Company assets, including corporate opportunities and confidential information;

(v)
promote fair dealing practices;

(vi)
deter wrongdoing; and

(vii)
ensure accountability for adherence to the Code.

1.2                 All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 10., Reporting and Enforcement.

2.
Honest and Ethical Conduct.

2.1                 The Company's policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2                 Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3.
Conflicts of Interest.

3.1                 A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2                 Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited.

3.3                 Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4.

3.4                 Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Chief Compliance Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Compliance Officer with a written description of the activity and seeking the Chief Compliance Officer's written approval. If the supervisor gets himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Compliance Officer.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the NOMINATED INDEPENDENT ETHICS COMMITTEE CHARTER.

4.
Compliance.

4.1                 Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2                 Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Legal Advisors and Counsel.

4.3                 No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company's securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to:

(i)
obtain profit for himself or herself; or

(ii)
Directly or indirectly "tip" others who might make an investment decision on the basis of that information.

5.
Disclosure.

5.1                 The Company's periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2                 Each director, officer and employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company's accounting and internal audit departments, as well as the Company's independent public accountants and counsel. In financial preparation, anyone working on such document must make all of their findings known to all parties working on such document, and immediately report and discrepancies found between prepared, reported, or compiled materials and such conflicting findings.

5.3                 Each director, officer and employee who is involved in the Company's disclosure process must:

(i)
be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and

(ii)
Take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

(iii)
Report to the Audit Committee with a full reporting of their work.

6.
Protection and Proper Use of Company Assets.

6.1                 All directors, officers and employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability and are prohibited. Protection of Company assets, includes full disclosure to the BOD, all spending, expense reimbursement, and personal expense accounts in relationship to duties as a director, management or employee. Paid expense reports shall have all line items expenses included.

6.2                 All Company assets should be used only for legitimate business purposes, though incidental personal use may be permitted, if the person inures the benefit while serving the Company. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.3                 The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7.
Corporate Opportunities. All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

8.
Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or legally required. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company's competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

9.
Fair Dealing. Each director, officer and employee must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

10.
Reporting and Enforcement.

10.1                 Reporting and Investigation of Violations.

(i)
Actions prohibited by this code of ethics, involving directors or executive officers, must be reported to the ethics committee.

(ii)
Actions prohibited by this code involving any other person must be reported to the reporting person's supervisor or the Chief Compliance Officer.

(iii)
After receiving a report of an alleged prohibited action, the independent committee or the Chief Compliance Officer must promptly take all appropriate actions necessary to investigate.

(iv)
All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

10.2                 Enforcement.

(i)
The Company must ensure prompt and consistent action against violations of this Code.

(ii)
If, after investigating a report of an alleged prohibited action by a director or executive officer, the Code of Ethics Committee determines that a violation of this Code has occurred, this Code of Ethics Committee will report such determination to the Board of Directors.

(iii)
If, after investigating a report of an alleged prohibited action by any other person or the Compliance Officer determines that a violation of this Code has occurred, the supervisor or the Compliance Officer will report such determination to the General Counsel, as well as this Code of Ethics Committee; who will document the report for further action. The next course of action that the Committee will take will be in relation to the nature of the violation.

(iv)
Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the General Counsel will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

10.3                 Waivers.

(i)
Each of the Board of Directors (in the case of a violation by a director or executive officer) and the General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.

(ii)
Any waiver for a director or an executive officer shall be disclosed as required by SEC, OTCQB, and NYSE rules.

10.4                 Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

10.5                 Whistle Blower Protections and Independent Agency.

The Company will set up an Independent program created to protect reporting of any violation of Corporate Ethics. This will allow each employee, director, or manager to report to a third party without fear of retaliation and be doing so will be fulfilling his or her obligations, while allowing the Company the opportunity to internally investigate and solve outstanding issues. Company has selected the firm, Issuer Direct, Inc. to manage its Whistle Blower program.

IN WITNESS WHEREOF, the undersigned directors accept this Code of Ethics Charter to better serve shareholder interest with regard to Ethical questions, violations, and reporting of such. As a Board we believe this will provide a healthy and prosperous work environment.